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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


    We consent to the incorporation by reference in the Registration Statement on Form S-3, Amendment No. 1, of Inhale Therapeutic Systems, Inc. and in the related Prospectus of Inhale Therapeutic Systems, Inc. for the registration of 3,388,268 shares of its common stock and for the registration of $108,450,000 of 6.75% Convertible Subordinated Debentures due October 13, 2006, of our report dated January 22, 1999 with respect to the financial statements of Inhale Therapeutic Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                          /s/ ERNST & YOUNG LLP

Palo Alto, California
January 6, 2000